CORONADO BIOSCIENCES REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED

MARCH 31, 2014

Burlington, MA – May 12, 2014 – Coronado Biosciences, Inc. (NASDAQ: CNDO) announced today its financial results for the first quarter ended March 31, 2014.

“We are making progress on multiple fronts,” said Dr. Lindsay A. Rosenwald, Coronado’s Chairman, President and CEO. “While we continue to invest in TSO and the NK program, we have also begun pursuing business development opportunities in line with our growth strategy.”

Financial Highlights:

•	Net loss was $7.4 million, or $0.21 per share, for the first quarter of 2014 compared to a net loss of $8.9 million, or $0.35 per share, for the first quarter of 2013.
•	Research and development expenses were $4.5 million for the first quarter of 2014, compared to $6.0 million for the first quarter of 2013. The decrease in research and development expenses was primarily due to decreased expenses related to the TSO clinical program.
•	General and administrative expenses were $2.1 million for the first quarter of 2014, compared to $2.5 million for the first quarter of 2013. The decrease in general and administrative expenses was due to reduced personnel-related costs.
•	At March 31, 2014, Coronado’s net cash and restricted cash totaled $80.0 million and $14.0 million respectively.

Recent Corporate Events:

•	The Company submitted an investigational new drug application for TSO for autism in 20 pediatric patients during the quarter. The study is expected to commence in mid-2014.
•	The Company made a $250,000 investment in Argus Neurooptics LLC (“Argus”), a medical device company developing a laser device to treat migraine headaches. The investment represents a 35% ownership position in Argus.
•	The Company provided a $50,000 bridge loan to Nuro Pharma, Inc., an emerging specialty pharmaceutical company developing, marketing and distributing epilepsy drugs.

About Coronado Biosciences

Since inception, Coronado Biosciences has been a biopharmaceutical company involved in the development of novel immunotherapy agents for the treatment of autoimmune diseases and cancer, namely CNDO-201 or Trichuris suis ova (TSO) and CNDO-109. As part of its growth strategy, the Company plans to identify, evaluate and potentially in-license, acquire or invest in pharmaceutical and biotechnology products, technologies and/or companies. Coronado may also from time to time consider financing existing or later-acquired products, technologies or companies through partnerships, joint ventures, direct financings and/or public or private spin-outs.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; our dependence on third party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

CORONADO BIOSCIENCES, INC. AND SUBSIDIARIES

(A development stage enterprise)

Condensed Consolidated Balance Sheets

($ in thousands)

	March 31,	December 31,
	2014	2013
ASSETS	(Unaudited)
Cash and cash equivalents	$79,982	$99,521
Prepaid and other current assets	522	510
Total current assets	80,504	100,031
Property & equipment net	69	447
Restricted cash	14,009	—
Long-term investment, at fair value	250	—
Other	70	104
Total Assets	$94,902	$100,582

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$4,335	$11,210
Note payable, non-current	14,009	7,017
Other long-term liabilities	1,066	1,077
Total Liabilities	19,410	19,304
Stockholders’ Equity	75,492	81,278
Total Liabilities and Stockholders’ Equity	$94,902	$100,582

CORONADO BIOSCIENCES, INC. AND SUBSIDIARIES

(A development stage enterprise)

Condensed Consolidated Statements of Operations

($ in thousands except for share amounts)

(Unaudited)

	For the three months ended
	March 31,
	2014	2013
Operating expenses:
Research and development	$4,487	$5,974
General and administrative	2,095	2,484
In-process research and development	—	-
Loss from operations	(6,582)	(8,458)
Interest income	178	76
Interest expense	(966)	(476)
Warrant expense	—	—
Net loss attributed to Common Stockholders	($7,370)	($8,858)
Basic and diluted net loss per common share	($0.21)	($0.35)
Weighted average common shares outstanding—basic and diluted	35,900,596	25,182,396